Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                John Griek
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Delivers Strong Results
Positioned for profitable growth in 2018

NORTHBROOK, Ill., February 7, 2018 – The Allstate Corporation (NYSE: ALL) today reported financial results for the fourth quarter of 2017.

The Allstate Corporation Consolidated Highlights
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except per share data and ratios)	2017	2016	% / pts Change	2017	2016	% / pts Change
Consolidated revenues	$9,843	$9,278	6.1	$38,524	$36,534	5.4
Net income applicable to common shareholders(1)	1,220	811	50.4	3,073	1,761	74.5
per diluted common share	3.35	2.18	53.7	8.36	4.67	79.0
Adjusted net income*(2)	762	807	(5.6)	2,467	1,838	34.2
per diluted common share*	2.09	2.17	(3.7)	6.71	4.87	37.8
Return on common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders				15.5%	9.5%	6.0
Adjusted net income*				13.3%	10.4%	2.9
Book value per common share				57.58	50.77	13.4
Property-Liability combined ratio
Recorded	91.0	89.7	1.3	93.6	96.0	(2.4)
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates and amortization of purchased intangibles)	85.7	87.4	(1.7)	84.9	87.6	(2.7)
Underlying combined ratio* as historically reported (includes Service Businesses)				85.6	87.9	(2.3)
Catastrophe losses	599	303	97.7	3,234	2,572	25.7
Total policies in force (in thousands)				82,276	43,811	87.8

(1)
2017 results include a tax legislation benefit of $506 million related to the Tax Cuts and Jobs Act of 2017, primarily due to the revaluation of Allstate’s deferred tax assets and liabilities. The impact of tax legislation is excluded from adjusted net income.

(2)	In the fourth quarter, Allstate discontinued the use of the term “operating income” and replaced the label with “adjusted net income”.

*
Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“In 2017, Allstate excelled at delivering strong current results and implementing multiple initiatives to drive long-term profitable growth,” said Tom Wilson, Chairman and Chief Executive Officer of The Allstate Corporation. “Policies in force reached 82.3 million, revenues grew 5% to $38.5 billion and net income was $3.07 billion due to strong performance from our market-facing businesses and investments. The Tax Cuts and Jobs Act resulted in a $506 million increase to net income and will provide future additional resources to accelerate the company’s strategies. Fourth quarter adjusted net income* was $762 million, excluding the impact of tax reform and goodwill impairment related to changes in reportable segments, as auto and homeowners insurance margins remained strong and performance-based investments had outstanding results. Adjusted net income return on equity* was 13.3% for 2017 and book value per share increased by 13.4% for the year. Shareholders received cash returns of $1.9 billion in 2017, which was 6% of the average market capitalization, through a combination of dividends and share repurchases.”

“This operational strength will enable us to accelerate growth in 2018 while maintaining attractive returns. Allstate brand policies in force increased in the fourth quarter from the third quarter, reflecting a shift earlier in the year from improving auto insurance margins to growing profitably. We expect the underlying combined ratio* for the Property-Liability business to be between 86 and 88(1) for 2018, including additional growth investments as a result of the recent tax cuts. Investments in marketing, distribution, telematics, new products and technology are being accelerated. Allstate Benefits, SquareTrade and Esurance are also expected to contribute to growth in 2018. Reflecting this outlook and a reduction in the U.S. federal income tax rate, the quarterly dividend has been increased 24% to 46 cents per share for the first quarter of 2018.”

“The reduction in federal taxes also enables us to enhance the employee value proposition and improve local communities,” continued Wilson. “Employees will receive either $1,000 or $2,000 of ‘Choice Dollars’ in 2018, which can be taken as a cash bonus or contributed to a 401(k) or health savings account. This structure of employee choice will be incorporated into future benefit design. Allstate will also increase employee training in technology literacy to support sustainable employability. An additional $34 million was contributed to The Allstate Foundation in 2017 to expand existing programs and Allstate agency support for local causes. Allstate will remain focused on creating prosperity for all of our stakeholders,” concluded Wilson.

Operating Results: Fourth Quarter 2017

•	Total revenue of $9.8 billion in the fourth quarter of 2017 increased 6.1% compared to the prior year quarter.

◦	Property and casualty insurance premiums increased 3.8%.

◦	Life premiums and contract charges increased 4.7%.

◦	Net investment income increased 14.0%.

◦	Realized capital gains were $127 million compared to $2 million in the prior year quarter.

•
Net income applicable to common shareholders was $1.22 billion, or $3.35 per diluted share, in the fourth quarter of 2017, compared to $811 million, or $2.18 per diluted share, in the fourth quarter of 2016, primarily driven by the reduction to income tax expense following the passage of the Tax Cuts and Jobs Act. The creation of new segments for financial reporting led to goodwill impairment of $125 million related to goodwill that was reallocated to the new Allstate Annuities segment, as previously disclosed. Adjusted net income* was $762 million in the fourth quarter of 2017, compared to $807 million in the fourth quarter of 2016, as improved underlying performance and favorable prior year reserve reestimates were offset by higher catastrophe losses and expenses.

•	The 2017 full year underlying combined ratio* for the Property-Liability and Service Businesses of 85.6 was better than the annual outlook range of 87-89.

•
Property-Liability underwriting income of $715 million was $86 million below the prior year quarter, primarily due to higher catastrophe losses and increased compensation costs. These costs partially offset the positive impact of increased premiums earned, lower underlying loss costs and higher favorable prior year reserve reestimates.

◦
The underlying combined ratio* of 85.7 for the fourth quarter was 1.7 points lower than the prior year period, reflecting improvement in the auto insurance underlying combined ratio for all three underwritten brands.

◦	Non-catastrophe prior year reserve releases of $175 million in the fourth quarter of 2017 included Allstate brand releases of $169 million, primarily driven by Allstate brand auto injury coverages.

_________
(1) A reconciliation of this non-GAAP measure to the combined ratio, a GAAP measure, is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes, and prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

Property-Liability Results
	Three months ended December 31,			Twelve months ended December 31,
(% to earned premiums)	2017	2016	pts Change	2017	2016	pts Change
Recorded Combined Ratio	91.0	89.7	1.3	93.6	96.0	(2.4)
Allstate Brand Auto	91.9	95.3	(3.4)	93.2	98.7	(5.5)
Allstate Brand Homeowners	85.4	68.7	16.7	89.4	83.7	5.7
Allstate Brand Other Personal Lines	84.5	87.1	(2.6)	93.1	89.6	3.5
Esurance	100.2	105.0	(4.8)	103.3	107.5	(4.2)
Encompass	106.4	90.0	16.4	103.0	99.9	3.1
Underlying Combined Ratio*	85.7	87.4	(1.7)	84.9	87.6	(2.7)
Allstate Brand Auto	94.2	96.2	(2.0)	92.2	96.5	(4.3)
Allstate Brand Homeowners	59.9	59.1	0.8	60.5	59.5	1.0
Allstate Brand Other Personal Lines	77.8	76.7	1.1	80.4	78.5	1.9
Esurance	99.8	105.0	(5.2)	100.2	105.2	(5.0)
Encompass	86.4	90.7	(4.3)	86.5	90.3	(3.8)

◦
Allstate brand auto net written premium grew 4.2% in the fourth quarter of 2017, reflecting a 4.5% increase in average premium compared to the prior year quarter, which was partially offset by a 0.8% decline in policies in force. Policies in force grew 0.3% compared to the third quarter of 2017 on continued improvement in the renewal ratio and new issued applications.

▪
The recorded combined ratio of 91.9 in the fourth quarter of 2017 was 3.4 points better than the prior year quarter due to a broad-based decline in accident frequency, increased premiums earned and higher favorable prior year reserve reestimates. The underlying combined ratio* in the current quarter was 2.0 points better than the prior year quarter.

◦
Allstate brand homeowners net written premium increased 3.4% in the fourth quarter of 2017 compared to the prior year quarter, reflecting an increase in average premium. Policies in force declined 0.5% compared to the prior year quarter, but grew 0.3% compared to the third quarter of 2017. The renewal ratio of 87.5 was unchanged and new issued applications grew.

▪
The recorded combined ratio of 85.4 in the fourth quarter of 2017 includes the impact of increased catastrophe losses, while the underlying combined ratio* of 59.9 continued to reflect strong underlying profitability.

◦
Allstate brand other personal lines net written premium of $410 million increased 4.3% in the fourth quarter of 2017 compared to the prior year quarter. The recorded combined ratio of 84.5 was 2.6 points better than the prior year quarter, primarily driven by lower catastrophe losses. The underlying combined ratio* was 77.8 in the fourth quarter of 2017.

◦
Esurance net written premium growth of 2.8% compared to the prior year quarter reflects increased average premium in auto and homeowners insurance, partially offset by a decline in auto policies in force. The strategy to drive higher growth across all lines of business continued to make progress as homeowners insurance policies in force increased 36.2%, with written premium of $79 million in 2017.

▪
The recorded combined ratio of 100.2 in the fourth quarter of 2017 improved 4.8 points compared to the prior year quarter, primarily driven by a lower expense ratio. The underlying combined ratio* of 99.8 was 5.2 points better than the prior year quarter, as both auto and homeowners insurance results improved.

◦
Encompass net written premium declined 7.6% in the fourth quarter of 2017 compared to the prior year quarter, reflecting the continued execution of profit improvement plans. The recorded combined ratio of 106.4 in the fourth quarter of 2017 was 16.4 points higher than the prior year quarter, due to catastrophe losses from California wildfires which was partially offset by lower underlying loss costs. The underlying combined ratio* of 86.4 for the fourth quarter was 4.3 points lower than the prior year quarter.

•
Service Businesses, a new reportable segment, offers a broad range of products and services that expand and enhance customer value propositions. Our strategy to deliver superior value propositions and build strategic platforms continued in the fourth quarter as policies in force grew to 43.5 million, an increase of 4.6 million compared to the third quarter of 2017, driven by growth in SquareTrade.

◦
Adjusted net loss of $24 million in the fourth quarter of 2017 was primarily due to investments in Arity’s research and development, a SquareTrade restructuring charge and the deployment of a new digital platform in Allstate Roadside Services.

Service Businesses Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions)	2017	2016	% Change	2017	2016	% Change
Total Revenues	$264	$181	45.9	$993	$698	42.3
SquareTrade	89	—	—	296	—	—
Allstate Roadside Services	72	81	(11.1)	300	340	(11.8)
Allstate Dealer Services	83	75	10.7	318	283	12.4
Arity	20	25	(20.0)	79	75	5.3
Adjusted Net (Loss) / Income	(24)	1	NM	(59)	3	NM
SquareTrade	(11)	—	—	(22)	—	—
Allstate Roadside Services	(7)	(5)	40.0	(20)	(12)	66.7
Allstate Dealer Services	—	2	(100.0)	(2)	4	(150.0)
Arity	(6)	4	NM	(15)	11	NM
NM = not meaningful

◦
SquareTrade revenue was $89 million in the fourth quarter, and policies in force grew to 38.7 million, an increase of 4.6 million policies compared to the third quarter of 2017. Adjusted net loss was $11 million in the fourth quarter of 2017.

◦
Allstate Roadside Services revenue in the fourth quarter of 2017 declined 11.1% compared to the prior year quarter, reflecting non-renewal of unprofitable third-party contracts. An adjusted net loss of $7 million was realized as the new digital platform, which reduces response time, is not yet profitable.

◦	Allstate Dealer Services revenue grew 10.7% compared to the fourth quarter of 2016 and adjusted net income broke even.

◦	Arity affiliate revenues were $20 million in the fourth quarter of 2017, generating an adjusted net loss of $6 million.

•
Allstate Life adjusted net income was $57 million in the fourth quarter of 2017, $9 million lower than the prior year quarter, primarily due to increased contract benefits and operating expenses partially offset by higher premiums. Premiums and contract charges increased 1.9% in the fourth quarter compared to the prior year quarter, primarily related to higher traditional life insurance renewal premiums and lower levels of reinsurance premiums ceded.

•
Allstate Benefits adjusted net income was $20 million in the fourth quarter of 2017, $3 million lower than the prior year quarter, primarily due to higher contract benefits and operating expenses, partially offset by higher premiums. Premiums and contract charges increased 8.3% in the fourth quarter compared to the prior year quarter, due to 7.4% growth in policies in force in 2017.

•
Allstate Annuities adjusted net income was $55 million in the fourth quarter of 2017, $14 million higher than the prior year quarter, primarily due to higher performance-based investment income. Policies in force declined 8.0% in 2017 as the business continues to run off.

•	Allstate Investments $83 billion portfolio generated net investment income of $913 million in the fourth quarter, which was 14.0% above the prior year quarter.

Allstate Investment Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except ratios)	2017	2016	% / pts Change	2017	2016	% / pts Change
Net investment income	$913	$801	14.0	$3,401	$3,042	11.8
Market-based investment income(1)	664	654	1.5	2,656	2,598	2.2
Performance-based investment income(1)	296	182	62.6	917	579	58.4
Realized capital gains and losses	127	2	NM	445	(90)	NM
Change in unrealized net capital gains, pre-tax	(120)	(1,245)	NM	857	745	15.0
Total return on investment portfolio	1.1%	(0.7)%	1.8	5.9%	4.4%	1.5
(1) Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.
NM = not meaningful

◦
Market-based investments contributed stable earnings, primarily from fixed income securities. Market-based investment income of $664 million in the fourth quarter of 2017 increased over the prior year quarter, reflecting higher invested assets and stable portfolio yields.

◦
Performance-based investments generated income of $296 million in the fourth quarter of 2017, which increased 62.6% over the prior year quarter, reflecting asset appreciation, sales of underlying investments and the continued growth of the portfolio, across private equity and real estate.

◦
Net realized capital gains were $127 million in the fourth quarter of 2017, compared to gains of $2 million in the prior year quarter. Net realized gains on sales of $146 million were partially offset by impairments of $13 million and derivative losses of $6 million.

◦	Unrealized net capital gains decreased $120 million in the fourth quarter of 2017 as lower fixed income valuations offset positive equity markets.

◦
Total return on the investment portfolio included approximately 1% per quarter from investment income, as well as changes in the portfolio value between quarters. Total return was 1.1% for the fourth quarter, with positive equity returns offset by lower fixed income valuations. Beginning in 2018, equity valuation changes will be included in net income due to the adoption of new accounting standards.

Full Year 2017 Financial Highlights

•	Allstate delivered on all five 2017 Operating Priorities which focus on both near-term performance and long-term value creation.

◦
Better Serve Our Customers: The Net Promoter Score, which measures how likely customers are to recommend us, increased throughout 2017. Allstate brand auto insurance retention improved in the second half of 2017, and Esurance auto and homeowners insurance retention increased 2.1 points and 2.9 points, respectively, for the full year compared to 2016. If favorable trends in customer retention continue in 2018, this will support higher future growth.

◦
Achieve Target Economic Returns on Capital: The Property-Liability recorded combined ratio of 93.6 generated $2.0 billion in underwriting income for the year. Auto insurance underwriting income increased $1.1 billion in 2017 from the prior year, due to lower accident frequency, higher premiums and favorable prior year reserve reestimates of $490 million. Allstate brand homeowners insurance posted a combined ratio of 89.4, despite significant catastrophe events. The homeowners recorded combined ratio has been below 100 for six consecutive years, but underwriting income declined by $373 million versus the prior year partially offsetting gains in auto insurance. Net investment income increased 11.8% to $3.4 billion when combined with strong underwriting income, resulted in an adjusted net income return on shareholders’ equity* of 13.3%.

◦
Grow Customer Base: Consolidated policies in force grew to 82.3 million in 2017, with positive contributions from SquareTrade and Allstate Benefits. Allstate Protection policies in force declined due to the impact of profit improvement actions.

◦
Proactively Manage Investments: Total return on the $83 billion investment portfolio was 5.9% for 2017, reflecting equity and fixed income market appreciation and increased allocations to performance-based investments over the last five years. Net investment income of $3.4 billion was 11.8% higher than 2016, primarily due to strong asset appreciation and sales of underlying investments in the performance-based portfolio. The portfolio also benefited from higher market-based income, reflecting an increase in invested assets and stable portfolio yields.

◦
Build Long-Term Growth Platforms: Allstate Benefits continued its 17-year track record of growth, with policies in force increasing 7.4% in 2017. SquareTrade’s first-year performance was very strong, with growth in premium and policies in force accelerating each quarter throughout 2017. Arity signed its first third-party insurance customer to expand its platform outside of Allstate entities.

Tax Cuts and Jobs Act of 2017

•	Allstate anticipates an effective tax rate of 19%-20% in 2018.

•
Allstate will utilize the tax reform benefits to accelerate growth initiatives, further enhance our employee value proposition, improve local communities and raise shareholder returns by increasing the target quarterly dividend per common share.

•
Future insurance rate filings will be impacted by lower tax rates, but the targeted after-tax return on equity will not change. Tax reform affects only the profit provision component of the rate filings, and the impact will differ by state. As a result, this is not expected to have a material impact on Allstate’s near-term operating results or competitive position.

•
The passage of the Tax Cuts and Jobs Act resulted in a revaluation of deferred tax assets and liabilities, which primarily led to a $506 million reduction to income tax expense in the fourth quarter of 2017, or a $1.38 per share benefit to our earnings per diluted share in 2017.

◦	The tax benefit was driven by the reduction in our net deferred tax liability principally relating to deferred acquisition costs and unrealized investment gains.

Proactive Capital Management

“Allstate continued to proactively manage shareholders’ capital by returning $713 million during the fourth quarter through a combination of $134 million in common stock dividends and repurchasing $579 million of outstanding shares. For the full year we returned a total of $1.9 billion to shareholders. As of December 31, 2017, there was $1.27 billion remaining on the $2.0 billion common share repurchase program, which would represent 3.7% of shares outstanding at the current share price,” said Mario Rizzo, Chief Financial Officer. “In addition, the quarterly dividend per common share was increased 24% to 46 cents, payable in cash on April 2, 2018, to stockholders of record at the close of business on March 5, 2018.”

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be held at 9 a.m. ET on Thursday, February 8.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting people from life’s uncertainties with 82 million proprietary policies. Allstate offers a broad array of protection products through multiple brands and diverse distribution channels, including auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brands. The company provides additional protection products and services through Allstate Benefits, Allstate Roadside Services, Allstate Dealer Services, Arity and SquareTrade. Allstate is widely known from the slogan “You’re In Good Hands With Allstate®.” Allstate agencies are in virtually every local community in America. The Allstate Foundation, Allstate, its employees and agency owners have a proud history of caring for local communities.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Revenues
Property and casualty insurance premiums	$8,202	$7,901	$32,300	$31,307
Life premiums and contract charges	601	574	2,378	2,275
Net investment income	913	801	3,401	3,042
Realized capital gains and losses:
Total other-than-temporary impairment (“OTTI”) losses	(11)	(72)	(146)	(313)
OTTI losses reclassified to (from) other comprehensive income	(2)	2	(4)	10
Net OTTI losses recognized in earnings	(13)	(70)	(150)	(303)
Sales and other realized capital gains and losses	140	72	595	213
Total realized capital gains and losses	127	2	445	(90)
	9,843	9,278	38,524	36,534

Costs and expenses
Property and casualty insurance claims and claims expense	5,279	5,083	21,929	22,221
Life contract benefits	507	464	1,923	1,857
Interest credited to contractholder funds	168	168	690	726
Amortization of deferred policy acquisition costs	1,239	1,157	4,784	4,550
Operating costs and expenses	1,257	1,063	4,658	4,106
Restructuring and related charges	32	9	109	30
Goodwill impairment	125	—	125	—
Interest expense	84	77	335	295
	8,691	8,021	34,553	33,785

Gain on disposition of operations	5	1	20	5

Income from operations before income tax expense	1,157	1,258	3,991	2,754

Income tax (benefit) expense	(92)	418	802	877

Net income	1,249	840	3,189	1,877

Preferred stock dividends	29	29	116	116

Net income applicable to common shareholders	$1,220	$811	$3,073	$1,761

Earnings per common share:

Net income applicable to common shareholders per common share – Basic	$3.41	$2.20	$8.49	$4.72

Weighted average common shares – Basic	357.5	368.0	362.0	372.8

Net income applicable to common shareholders per common share – Diluted	$3.35	$2.18	$8.36	$4.67

Weighted average common shares – Diluted	363.8	372.5	367.8	377.3

Cash dividends declared per common share	$0.37	$0.33	$1.48	$1.32

THE ALLSTATE CORPORATION
BUSINESS RESULTS
($ in millions, except ratios)	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Property-Liability
Premiums written	$7,838	$7,565	$31,648	$30,891
Premiums earned	$7,971	$7,756	$31,433	$30,727
Claims and claims expense	(5,190)	(5,024)	(21,566)	(21,968)
Amortization of deferred policy acquisition costs	(1,091)	(1,029)	(4,205)	(4,053)
Operating costs and expenses	(957)	(893)	(3,559)	(3,457)
Restructuring and related charges	(18)	(9)	(91)	(29)
Underwriting income	715	801	2,012	1,220
Net investment income	415	334	1,478	1,253
Income tax expense on operations	(373)	(385)	(1,119)	(812)
Realized capital gains and losses, after-tax	73	10	272	—
Gain on disposition of operations, after-tax	2	—	9	—
Tax Legislation expense	(65)	—	(65)	—
Net income applicable to common shareholders	$767	$760	$2,587	$1,661
Catastrophe losses	$598	$302	$3,228	$2,571
Amortization of purchased intangible assets	$2	$5	$7	$32
Operating ratios:
Claims and claims expense ratio	65.1	64.8	68.6	71.5
Expense ratio	25.9	24.9	25.0	24.5
Combined ratio	91.0	89.7	93.6	96.0
Effect of catastrophe losses on combined ratio	7.5	3.9	10.3	8.4
Effect of prior year reserve reestimates on combined ratio	(2.3)	(1.8)	(1.6)	(0.1)
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	(0.1)	(0.1)	—	—
Effect of amortization of purchased intangible assets on combined ratio	—	0.1	—	0.1
Effect of Discontinued Lines and Coverages on combined ratio	—	0.1	0.3	0.3

Services Businesses
Premiums written	$309	$158	$1,094	$709
Premiums earned	231	145	867	580
Intersegment insurance premiums and service fees	28	32	110	105
Net investment income	5	4	16	13
Claims and claims expense	(90)	(60)	(369)	(258)
Amortization of deferred policy acquisition costs	(79)	(57)	(296)	(214)
Operating costs and expenses	(116)	(65)	(401)	(223)
Restructuring and related charges	(11)	—	(13)	—
Income tax benefit on operations	8	2	27	—
Adjusted net (loss) income	(24)	1	(59)	3
Amortization of purchased intangible assets, after-tax	(15)	—	(60)	—
Tax Legislation benefit	134	—	134	—
Net income applicable to common shareholders	$95	$1	$15	$3

Allstate Life
Premiums and contract charges	$324	$318	$1,280	$1,250
Net investment income	127	124	489	482
Contract benefits	(210)	(188)	(765)	(742)
Interest credited to contractholder funds	(71)	(72)	(282)	(285)
Amortization of deferred policy acquisition costs	(27)	(32)	(119)	(125)
Operating costs and expenses	(65)	(56)	(238)	(225)
Restructuring and related charges	(1)	—	(2)	(1)
Income tax expense on operations	(20)	(28)	(110)	(107)
Adjusted net income	57	66	253	247
Realized capital gains and losses, after-tax	—	(7)	2	(24)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(2)	(1)	(10)	(4)
Tax Legislation benefit	332	—	332	—
Net income applicable to common shareholders	$387	$58	$577	$219

THE ALLSTATE CORPORATION
BUSINESS RESULTS
($ in millions, except ratios)	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Allstate Benefits
Premiums and contract charges	$273	$252	$1,084	$1,011
Net investment income	18	17	72	71
Contract benefits	(143)	(129)	(564)	(509)
Interest credited to contractholder funds	(9)	(8)	(35)	(36)
Amortization of deferred policy acquisition costs	(37)	(36)	(142)	(145)
Operating costs and expenses	(70)	(62)	(266)	(240)
Restructuring and related charges	(2)	—	(3)	—
Income tax expense on operations	(10)	(11)	(51)	(52)
Adjusted net income	20	23	95	100
Realized capital gains and losses, after-tax	(1)	(1)	—	(4)
Tax Legislation benefit	51	—	51	—
Net income applicable to common shareholders	$70	$22	$146	$96

Allstate Annuities
Contract charges	$4	$4	$14	$14
Net investment income	338	312	1,305	1,181
Contract benefits	(154)	(147)	(594)	(606)
Interest credited to contractholder funds	(90)	(97)	(372)	(402)
Amortization of deferred policy acquisition costs	(2)	(2)	(7)	(7)
Operating costs and expenses	(9)	(9)	(35)	(32)
Income tax expense on operations	(32)	(20)	(107)	(47)
Adjusted net income	55	41	204	101
Realized capital gains and losses, after-tax	22	—	28	(26)
Valuation changes on embedded derivatives not hedged, after-tax	2	6	—	(2)
Gain on disposition of operations, after-tax	1	—	4	3
Tax Legislation benefit	182	—	182	—
Net income applicable to common shareholders	$262	$47	$418	$76

Corporate and Other
Net investment income	$10	$10	$41	$42
Operating costs and expenses	(128)	(86)	(488)	(324)
Income tax benefit on operations	43	29	164	106
Preferred stock dividends	(29)	(29)	(116)	(116)
Adjusted net loss	(104)	(76)	(399)	(292)
Realized capital gains and losses, after-tax	(4)	(1)	(4)	(2)
Business combination expenses, after-tax	—	—	(14)	—
Goodwill impairment	(125)	—	(125)	—
Tax Legislation expense	(128)	—	(128)	—
Net loss applicable to common shareholders	$(361)	$(77)	$(670)	$(294)

Consolidated net income applicable to common shareholders	$1,220	$811	$3,073	$1,761

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	December 31, 2017	December 31, 2016
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $57,525 and $56,576)	$58,992	$57,839
Equity securities, at fair value (cost $5,461 and $5,157)	6,621	5,666
Mortgage loans	4,534	4,486
Limited partnership interests	6,740	5,814
Short-term, at fair value (amortized cost $1,944 and $4,288)	1,944	4,288
Other	3,972	3,706
Total investments	82,803	81,799
Cash	617	436
Premium installment receivables, net	5,786	5,597
Deferred policy acquisition costs	4,191	3,954
Reinsurance recoverables, net	8,921	8,745
Accrued investment income	569	567
Property and equipment, net	1,072	1,065
Goodwill	2,181	1,219
Other assets	2,838	1,835
Separate Accounts	3,444	3,393
Total assets	$112,422	$108,610
Liabilities
Reserve for property and casualty insurance claims and claims expense	$26,325	$25,250
Reserve for life-contingent contract benefits	12,549	12,239
Contractholder funds	19,434	20,260
Unearned premiums	13,473	12,583
Claim payments outstanding	875	879
Deferred income taxes	782	487
Other liabilities and accrued expenses	6,639	6,599
Long-term debt	6,350	6,347
Separate Accounts	3,444	3,393
Total liabilities	89,871	88,037
Shareholders’ equity
Preferred stock and additional capital paid-in, $1 par value, 72.2 thousand shares issued and outstanding, $1,805 aggregate liquidation preference	1,746	1,746
Common stock, $.01 par value, 900 million issued, 355 million and 366 million shares outstanding	9	9
Additional capital paid-in	3,313	3,303
Retained income (1)	43,211	40,678
Deferred ESOP expense	(3)	(6)
Treasury stock, at cost (545 million and 534 million shares)	(25,982)	(24,741)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	70	57
Other unrealized net capital gains and losses	1,634	1,091
Unrealized adjustment to DAC, DSI and insurance reserves	(332)	(95)
Unrealized net capital gains and losses (1)	1,372	1,053
Unrealized foreign currency translation adjustments (1)	(3)	(50)
Unrecognized pension and other postretirement benefit cost (1)	(1,112)	(1,419)
Total accumulated other comprehensive income (loss) (1)	257	(416)
Total shareholders’ equity	22,551	20,573
Total liabilities and shareholders’ equity	$112,422	$108,610
(1) In January 2018, the FASB issued a Proposed Accounting Standards Update titled “Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income,” requiring reclassification of the impact of the newly enacted tax rates on the unrealized balances presented net of tax in accumulated other comprehensive income to retained income.  We plan to early adopt the new guidance as of December 31, 2017, when finalized.  The impact of the adoption will decrease retained income by $49 million, increase unrealized net capital gains and losses by $290 million, decrease unrealized foreign currency translation adjustments by $6 million and decrease unrecognized pension and other postretirement benefit cost by $235 million.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)	Twelve months ended December 31,
	2017	2016
Cash flows from operating activities	(unaudited)
Net income	$3,189	$1,877
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	483	382
Realized capital gains and losses	(445)	90
Gain on disposition of operations	(20)	(5)
Interest credited to contractholder funds	690	726
Goodwill Impairment	125	—
Changes in:
Policy benefits and other insurance reserves	302	631
Unearned premiums	463	362
Deferred policy acquisition costs	(214)	(165)
Premium installment receivables, net	(131)	(42)
Reinsurance recoverables, net	(211)	(264)
Income taxes	(245)	417
Other operating assets and liabilities	328	(16)
Net cash provided by operating activities	4,314	3,993
Cash flows from investing activities
Proceeds from sales
Fixed income securities	25,341	25,061
Equity securities	6,504	5,546
Limited partnership interests	1,125	881
Other investments	274	262
Investment collections
Fixed income securities	4,194	4,533
Mortgage loans	600	501
Other investments	642	421
Investment purchases
Fixed income securities	(31,145)	(27,990)
Equity securities	(6,585)	(5,950)
Limited partnership interests	(1,440)	(1,450)
Mortgage loans	(646)	(646)
Other investments	(999)	(885)
Change in short-term investments, net	2,610	(2,446)
Change in other investments, net	(30)	(51)
Purchases of property and equipment, net	(299)	(313)
Acquisition of operations	(1,356)	—
Net cash used in investing activities	(1,210)	(2,526)
Cash flows from financing activities
Proceeds from issuance of long-term debt	—	1,236
Repayments of long-term debt	—	(17)
Contractholder fund deposits	1,025	1,049
Contractholder fund withdrawals	(1,890)	(2,087)
Dividends paid on common stock	(525)	(486)
Dividends paid on preferred stock	(116)	(116)
Treasury stock purchases	(1,495)	(1,337)
Shares reissued under equity incentive plans, net	135	164
Excess tax benefits on share-based payment arrangements	—	32
Other	(57)	36
Net cash used in financing activities	(2,923)	(1,526)
Net increase (decrease) in cash	181	(59)
Cash at beginning of year	436	495
Cash at end of year	$617	$436

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income applicable to common shareholders, excluding:

•
realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in adjusted net income,

•	valuation changes on embedded derivatives not hedged, after-tax,

•
amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives not hedged, after-tax,

•	business combination expenses and the amortization of purchased intangible assets, after-tax,

•	gain (loss) on disposition of operations, after-tax, and

•
adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives not hedged, business combination expenses and the amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, adjusted net income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in adjusted net income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Business combination expenses are excluded because they are non-recurring in nature and the amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income applicable to common shareholders and adjusted net income. Taxes on adjustments to reconcile net income applicable to common shareholders and adjusted net income generally use a 35% effective tax rate and are reported net with the reconciling adjustment, except for goodwill impairment that has no tax benefit and Tax Legislation expense (benefit) that is all tax.

($ in millions, except per share data)	Three months ended December 31,
	Property-Liability		Consolidated		Per diluted common share
	2017	2016	2017	2016	2017	2016
Net income applicable to common shareholders	$767	$760	$1,220	$811	$3.35	$2.18
Realized capital gains and losses, after-tax	(73)	(10)	(90)	(1)	(0.25)	—
Valuation changes on embedded derivatives not hedged, after-tax	—	—	(2)	(6)	(0.01)	(0.02)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives not hedged, after-tax	—	—	2	1	0.01	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(1)	(2)	(1)	(2)	—	—
Business combination expenses and the amortization of purchased intangible assets, after-tax	2	4	17	4	0.05	0.01
Gain on disposition of operations, after-tax	(2)	—	(3)	—	(0.01)	—
Goodwill impairment	—	—	125	—	0.34	—
Tax Legislation expense (benefit)	65	—	(506)	—	(1.39)	—
Adjusted net income*	$758	$752	$762	$807	$2.09	$2.17

	Twelve months ended December 31,
	Property-Liability		Consolidated		Per diluted common share
	2017	2016	2017	2016	2017	2016
Net income applicable to common shareholders	$2,587	$1,661	$3,073	$1,761	$8.36	$4.67
Realized capital gains and losses, after-tax	(272)	—	(298)	56	(0.81)	0.15
Valuation changes on embedded derivatives not hedged, after-tax	—	—	—	2	—	—
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives not hedged, after-tax	—	—	10	4	0.03	0.01
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(3)	(3)	(3)	(3)	(0.01)	(0.01)
Business combination expenses and the amortization of purchased intangible assets, after-tax	5	21	79	21	0.22	0.06
Gain on disposition of operations, after-tax	(9)	—	(13)	(3)	(0.04)	(0.01)
Goodwill impairment	—	—	125	—	0.34	—
Tax Legislation expense (benefit)	65	—	(506)	—	(1.38)	—
Adjusted net income*	$2,373	$1,679	$2,467	$1,838	$6.71	$4.87
Adjusted net income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income applicable to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Adjusted net income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.

The following tables reconcile return on common shareholders’ equity and adjusted net income return on common shareholders’ equity.

($ in millions)	For the twelve months ended December 31,
	2017	2016
Return on common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$3,073	$1,761
Denominator:
Beginning common shareholders’ equity (1)	$18,827	$18,279
Ending common shareholders’ equity (1)	20,805	18,827
Average common shareholders’ equity	$19,816	$18,553
Return on common shareholders’ equity (2)	15.5%	9.5%

($ in millions)	For the twelve months ended December 31,
	2017	2016
Adjusted net income return on common shareholders’ equity
Numerator:
Adjusted net income	$2,467	$1,838

Denominator:
Beginning common shareholders’ equity	$18,827	$18,279
Less: Unrealized net capital gains and losses	1,053	620
Adjusted beginning common shareholders’ equity	17,774	17,659

Ending common shareholders’ equity	20,805	18,827
Less: Unrealized net capital gains and losses	1,372	1,053
Adjusted ending common shareholders’ equity	19,433	17,774
Average adjusted common shareholders’ equity	$18,604	$17,717
Adjusted net income return on common shareholders’ equity *(2)(3)	13.3%	10.4%
_____________
(1) Excludes equity related to preferred stock of $1,746 million.
(2) The Tax Legislation adjustment recorded in fourth quarter 2017 increased return on equity by 2.4 points and decreased adjusted net income return on equity by 0.1 points.
(3) In January 2018,the FASB issued a Proposed Accounting Standards Update titled “Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income,” requiring reclassification of the impact of the newly enacted tax rates on the unrealized balances presented net of tax in accumulated other comprehensive income to retained income.  We plan to early adopt the new guidance as of December 31, 2017, when finalized.  The impact of the adoption will increase the adjusted net income return on equity calculation by 0.1 points.
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

The following tables reconcile the respective combined ratio to the underlying combined ratio.

Property-Liability	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Combined ratio	91.0	89.7	93.6	96.0
Effect of catastrophe losses	(7.5)	(3.9)	(10.3)	(8.4)
Effect of prior year non-catastrophe reserve reestimates	2.2	1.7	1.6	0.1
Effect of amortization of purchased intangible assets	—	(0.1)	—	(0.1)
Underlying combined ratio*	85.7	87.4	84.9	87.6

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.1)	—	—
Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability as historically reported (1)	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Combined ratio	92.0	89.9	94.4	96.1
Effect of catastrophe losses	(7.3)	(3.8)	(10.0)	(8.2)
Effect of prior year non-catastrophe reserve reestimates	2.1	1.6	1.5	0.1
Effect of amortization of purchased intangible assets	(0.3)	—	(0.3)	(0.1)
Underlying combined ratio*	86.5	87.7	85.6	87.9

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.1)	(0.1)	—

(1)	Property-Liability, as historically reported, includes Allstate Protection, Services Businesses and Discontinued Lines and Coverages segment results.

Allstate brand - Total	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Combined ratio	89.9	88.7	92.3	94.8
Effect of catastrophe losses	(7.4)	(4.1)	(10.4)	(8.7)
Effect of prior year non-catastrophe reserve reestimates	2.3	1.6	2.0	0.4
Underlying combined ratio*	84.8	86.2	83.9	86.5

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.1)	—	—

Allstate brand - Auto Insurance	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Combined ratio	91.9	95.3	93.2	98.7
Effect of catastrophe losses	(0.7)	(1.2)	(3.4)	(2.8)
Effect of prior year non-catastrophe reserve reestimates	3.0	2.1	2.4	0.6
Underlying combined ratio*	94.2	96.2	92.2	96.5

Effect of prior year catastrophe reserve reestimates	—	—	(0.1)	(0.1)

Allstate brand - Homeowners Insurance	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Combined ratio	85.4	68.7	89.4	83.7
Effect of catastrophe losses	(27.8)	(10.8)	(30.7)	(24.6)
Effect of prior year non-catastrophe reserve reestimates	2.3	1.2	1.8	0.4
Underlying combined ratio*	59.9	59.1	60.5	59.5

Effect of prior year catastrophe reserve reestimates	(0.3)	(0.5)	(0.1)	0.1

Allstate brand - Other Personal Lines	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Combined ratio	84.5	87.1	93.1	89.6
Effect of catastrophe losses	(4.8)	(9.7)	(12.2)	(11.8)
Effect of prior year non-catastrophe reserve reestimates	(1.9)	(0.7)	(0.5)	0.7
Underlying combined ratio*	77.8	76.7	80.4	78.5

Effect of prior year catastrophe reserve reestimates	(0.5)	(0.2)	0.2	(0.2)

Esurance brand - Total	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Combined ratio	100.2	105.0	103.3	107.5
Effect of catastrophe losses	(0.2)	(1.2)	(2.9)	(2.2)
Effect of prior year non-catastrophe reserve reestimates	—	2.1	—	1.3
Effect of amortization of purchased intangible assets	(0.2)	(0.9)	(0.2)	(1.4)
Underlying combined ratio*	99.8	105.0	100.2	105.2

Effect of prior year catastrophe reserve reestimates	—	—	(0.1)	—

Encompass brand - Total	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Combined ratio	106.4	90.0	103.0	99.9
Effect of catastrophe losses	(23.4)	(3.1)	(17.7)	(9.2)
Effect of prior year non-catastrophe reserve reestimates	3.4	3.8	1.2	(0.4)
Underlying combined ratio*	86.4	90.7	86.5	90.3

Effect of prior year catastrophe reserve reestimates	(0.4)	—	(0.1)	—

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